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                       ENVIRONMENTAL INDEMNITY AGREEMENT
                       ---------------------------------

          This ENVIRONMENTAL INDEMNITY AGREEMENT (this "Agreement") dated as of the 28th day of July, 2000 is made by and between Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership ("Seller"), and Borden Chemical, Inc., a Delaware corporation ("Purchaser").

                                  WITNESSETH:
                                  ----------

          WHEREAS, pursuant to a Conveyance and Transfer Agreement dated as of June 27, 2000 (the "Conveyance Agreement"), by and between Seller and Purchaser, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the Purchased Assets and Seller has granted Purchaser an Option to purchase the Optioned Assets (capitalized terms used herein and not otherwise defined herein are being used as defined in the Conveyance Agreement);

          WHEREAS, the Purchased Assets include the Real Property;

          WHEREAS, Seller and Purchaser desire to set forth the terms and conditions upon which certain environmental liabilities of the Real Property will be handled on and after the date hereof;

          NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Seller Indemnity. Subject to Section 3 below, Seller shall
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indemnify and save and hold harmless Purchaser and its Affiliates, successors and assigns against all claims, costs, damages, expenses and liabilities incurred by such indemnified persons to the extent relating to or arising out of the following (less a deductible to be borne by Purchaser of $125,000 in any given calendar year, provided that the cumulative amount borne by Purchaser pursuant to this Section 1 shall not exceed $500,000):

          (a) any treatment, recycling, storage or disposal of any Materials of Environmental Concern after November 30, 1987, and prior to the date of this Agreement (the "Operating Period"), at the Real Property or any Purchased Asset or Optioned Asset (collectively, the "Assets");

          (b) any Release during the Operating Period at the Real Property or from an Asset during the Operating Period of any substance which constituted Materials of Environmental Concern (the term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including without limitation the workplace);

          (c) any claim by a third-party based upon any exposure or alleged exposure of any person or property to any Materials of Environmental Concern Released at the Real
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     Property or from an Asset during the Operating Period (excluding claims arising after the date hereof under Workman's Compensation and Occupational Disease statutes); and

          (d) any violation or alleged violation during the Operating Period of applicable Environmental Laws relating to the use, operation or ownership of an Asset.

          It is acknowledged by the parties that this Environmental Indemnity Agreement is intended to be Purchaser's sole remedy with respect to the subject matters covered in this Section 1 but is not intended to address matters not specifically addressed in this Section. Without limiting the foregoing, this Environmental Indemnity Agreement is not intended to address claims, costs, damages, expenses and liabilities incurred as a result of treatment, recycling, storage or disposal or Releases of Materials of Environmental Concern that are not present at and do not emanate from, or violations of Seller not involving, the Real Property or the Assets, all of which matters are Excluded Liabilities indemnifiable pursuant to Section 9 of the Conveyance Agreement.

          2.   Purchaser Indemnity.  Subject to Section 3 below, Purchaser shall
               -------------------
indemnify and save and hold harmless Seller and its Affiliates, successors and assigns against all claims, costs, damages, expenses and liabilities incurred by such indemnified persons to the extent relating to or arising out of:

          (a) any treatment, recycling, storage or disposal by or at the Real Property or any other facility owned or operated by Purchaser, including any facility leased by Purchaser on or after the date hereof, of any Materials of Environmental Concern shipped by Purchaser, or its employees, agents or contractors (other than the Seller Entities or any of their respective employees) ("Representatives"), from the Real Property or from an Asset on or after the date hereof;

          (b) any Release by Purchaser or its Representatives at the Real Property or from an Asset on or after the date hereof of any substance which is a Material of Environmental Concern;

          (c) any exposure or alleged exposure of any person or property to any Materials of Environmental Concern Released by Purchaser or its Representatives at the Real Property or from an Asset on or after the date hereof; and

          (d) any violation or alleged violation by Purchaser or its Representatives on or after the date hereof of applicable Environmental Laws relating to the use, operation or ownership of the Real Property or an Asset.

To the extent the foregoing provisions of this Section 2 conflict with any provision of any Ancillary Agreement, the provisions of such Ancillary Agreement shall control.

          3.   Claim Deadline. Any claim made by Purchaser or Seller pursuant to
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this Agreement must be asserted no later than the fifth anniversary of the
Closing Date.

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          4.   Joint Liabilities. Notwithstanding the provisions of Sections 1
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and 2 above, if a matter arises that is partly Seller's responsibility under
Section 1 and partly Purchaser's responsibility under Section 2, Seller and Purchaser shall apportion liability on an equitable basis considering all the facts and circumstances, including but not limited to the relative contribution of each party to the matter and the amount of time each has operated the Asset in question (to the extent relevant). If, after considering all the facts and circumstances with respect to whether a Release of a Material of Environmental Concern has contaminated the soil or groundwater of the Real Property before or after the date hereof or before or after November 30, 1987, there remains a scientific dispute which cannot be resolved with reasonable certainty, liability shall be allocated based on the number of years of ownership of the affected Real Property by Seller on the one hand, and by Purchaser or Borden, Inc., on the other hand, through the date of the claim with respect thereto.

          5.   Procedure and Implementation. For the purposes of this Agreement,
               ----------------------------
an "Indemnified Party" is a party who is entitled to indemnity pursuant to the provisions of this Agreement, and an "Indemnifying Party" is a party who has an obligation of indemnity pursuant to the provisions of this Agreement. An Indemnified Party shall give an Indemnifying Party prompt written notice of any claim that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, including any inquiry or any investigation by a government agency which the Indemnified Party believes may involve or expects will lead to such a claim; and shall provide reasonable access to the Assets as may be necessary or appropriate to enable the Indemnifying Party, its employees, agents, attorneys, consultants and/or contractors to investigate, assess and otherwise evaluate the claim, prepare its position, and take remedial or other appropriate action. The Indemnifying Party shall have the responsibility of contesting, defending, litigating, settling or satisfying any claim made against the Indemnified Party and shall have the right to employ its own counsel in connection therewith. The Indemnifying Party shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such claim; provided, that the Indemnifying Party must consult with the Indemnified Party at reasonable times regarding its proposed actions, and if such action could materially and adversely affect the Indemnified Party's operations at the Assets, the latter's prior consent thereto shall be necessary (which consent shall not unreasonably be withheld); and provided further, the Indemnifying Party shall not settle any claim, but if the Indemnified Party shall refuse to consent to any settlement recommended by the Indemnifying Party and shall elect to contest the claim, then the Indemnifying Party's liability for the claim shall not exceed the amount for which the claim could have been so settled plus expenses incurred by the Indemnified Party up to the date of such refusal. The Indemnified Party shall also have the right to be represented by separate counsel at the Indemnified Party's expense in connection with any such claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all relevant information, records and other materials in the possession of the Indemnified Party which are reasonably required by the Indemnifying Party for its use in connection with any such claim and shall otherwise cooperate with and assist the Indemnifying Party in connection with any such claim. Each party shall maintain all information, records, and other materials prepared for a claim under this Agreement in a strictly confidential manner, except as required to comply with an order of a court or a governmental authority, or to enforce its rights under this Agreement. Where possible, such information shall be placed under confidential seal before it is placed in public records. In

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the event the Indemnifying Party fails to proceed diligently and in good faith with respect to such claim, the Indemnified Party may take such course of action as it deems appropriate without prejudice to its rights to indemnity.

          6.   Certain Limitations. The indemnification obligations of the
               -------------------
parties under this Agreement are subject to the following limitations:

          (a) to the extent an Indemnified Party is entitled to receive the proceeds of insurance with respect to the matter for which it is to be indemnified, upon being so indemnified said party shall pay the proceeds net of all expenses of such insurance which it has received to the Indemnifying Party;

          (b) if and to the extent any indemnification obligation of an Indemnifying Party hereunder is or has been increased as a result of acts or omissions taken or omitted by or on behalf of an Indemnified Party, such indemnification obligation shall be reduced by the amount of such indemnification obligation that is attributable to such acts or omissions;

          (c) effective upon being indemnified as provided in this Agreement, an Indemnified Party hereunder (i) hereby transfers and assigns to the Indemnifying Party all rights and claims the former has or may have against third parties for reimbursement or contribution for such indemnification;
     (ii) agrees to execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to the latter; and (iii) agrees to take such reasonable actions when and as necessary or appropriate to assist the latter to obtain reimbursement or contribution for such indemnification from third parties; and

          (d) no party shall be entitled to indemnification on account of the effect upon its business or business operations caused by or resulting from actions taken by a party pursuant to its obligations hereunder to take remedial or other appropriate action, such as for example business interruption or lost profits, provided that any consents required by
     Section 6 above have been obtained before commencing such action.

          7.   Address and Notices. The address of Purchaser for all purpose of
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this Agreement is 180 East Broad Street, Columbus, Ohio 43215, Attention:
Lawrence Dieker. The address of Seller for such purposes is Highways 73 and 30, Geismar, Louisiana 70734, Attention: M. D. Owens. Any notice, demand, request or report given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent to the appropriate party at such address by first class mail or by other means of written communication.

          8.   Titles and Captions. All article or section titles or captions in
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this Agreement are for convenience only and shall not be deemed part of this
Agreement or in any way define, limit, extend or describe the scope or intent of any provisions hereof.

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          9.   Binding Effect. This Agreement shall be binding upon and inure to
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the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, provided that this Agreement is assignable by Purchaser only in connection with the sale of substantially all the Assets and by Seller only in connection with the sale of all or substantially all of its assets, in each case only with the prior consent of the other party, which consent shall not be unreasonably withheld.

          10.  Integration. This Agreement and the Ancillary Agreements referred
               -----------
to herein constitute the entire agreement among the parties hereto pertaining to the subjects specifically described herein, and supersede all other agreements and understandings pertaining thereto.

          11.  Creditors. None of the provisions of this Agreement shall be for
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the benefit of, or shall be enforceable by, any creditor of Purchaser or Seller.

          12.  Waiver.  No failure by any party hereto to insist upon the strict
               ------
performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right, or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition of this Agreement.

          13.  Counterparts. This Agreement may be executed in counterparts, all
               ------------
of which together constitute one agreement binding on all the parties hereto.

          14.  APPLICABLE LAW. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT
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MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES HERETO EXPRESSLY AGREE
THAT ALL OF THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED UNDER AND
GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF OHIO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

          15.  Invalidity of Provisions. If any provision of this Agreement is
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or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                                 *  *  *  *  *

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                    BORDEN CHEMICALS AND PLASTICS
                                     OPERATING LIMITED PARTNERSHIP

                                    By:  BCP Management, Inc., as General
                                         Partner

                                    By:  _____________________________
                                    Its:  _____________________________



                                    BORDEN CHEMICAL, INC.


                                    By:  _____________________________
                                    Its:  _____________________________

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